EXHIBIT 10.2

                       MARKETING / MANUFACTURING AGREEMENT

     This Agreement is made and entered into this 12th day of March, 2004, to be effective March 1, 2004, between Bio Solutions Manufacturing, Inc. (BSMI), whose address is 1161 James St., Hattiesburg, MS 39401 and Bio-Solutions Franchise Corp. (BSFC) whose address is 1161 James St., Hattiesburg, MS 39401.

     WHEREAS, BSMI is engaged in the business of production, testing, and research and development of certain products.

     WHEREAS BSFC is in the business of sales and marketing environmentally related products and desires to render services to BSMI with exclusive marketing rights and full assignments of all proprietary rights with full assignment of all product rights to BSFC under the following terms and conditions.

1. TERMS: This agreement shall be effective commencing on the effective date of this Agreement. This agreement shall remain in effect for a term of ten (10) years, commencing on the date hereof, and to be extended year-to-year thereafter at the election of mutual consent of both parties.

2. BSMI AGREES TO THE FOLLOWING:

          a) Supply its products to BSFC exclusively on a timely basis by drop shipment to wherever ordered and directed in packaging specified, at a cost reasonably acceptable to both parties;
          b) Continue to develop new products and spend the majority of its efforts in research and development, testing, field trials and technical support;
          c) On a continuing basis the company will recruit and train qualified college graduates and industry standouts for research and development and technical support;
          d) Acquire (where possible) other Environmental Testing Labs in strategic locations;
          e) Provide training for BSFC and its personnel and co-operate and participate in training of Franchisees, Distributors and Dealers as required;
          f) Supply its new products to BSFC exclusively wit all new product information, field trial results and lab tests in writing on a regular basis and provide technical information, franchise training, field support and product support as needed by BSFC;
          g) Maintain an inventory of product, product components, fuel generators, water and any and all other material or components;
          h) Share equally the actual cost of items that promote the general good of both companies including but not limited to advertising, field trials, product samples, and related activities;
          i) Provide office space for two (2) employees of BSFC in the factory, establish new phone lines as needed (existing lines are for BSFC), and share equally the cost of office support staff whose work duties benefit both parties.



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3. BSFC AGREES TO THE FOLLOWING:

          a) Establish and train sales and marketing network of Franchisee, Distributor and Dealer owners for national and international sales;
          b) Establish the financial criteria and perform "d diligence" for said Franchisee, Distributor and Dealer Owners;
          c) Establish and promote an advertising program to support the Franchisee, Distributor and Dealer network on a regional and national basis as necessary; d) Support BSMI in providing technical support.

4. PAYMENT TERMS / CONDITIONS: BSFC agrees to pay BSMI as follows for product orders:

          a) Net thirty (30) days upon receipt of order for all orders in which BSFC has received payment. BSMI and BSFC shall share equally in any non-payment of orders by Franchisees, Dealers or Distributors.

5. SUPPLIES AND EQUIPMENT: BSFC shall be responsible for furnishing such supplies and equipment that may be required to perform the sales required under this agreement. BSFC shall be responsible for, and pay for, reasonable and appropriate promotional and marketing advertisement and the like, and to furnish said materials to Franchisee, Distributor or Dealer at BSFC's cost and, in some cases, co-operate in publication advertising with Franchisee, Distributor or Dealer.

6. COMPENSATION: Compensation to BSFC shall be the difference between the price of BSMI products to BSFC and the selling price of the products and services to the BSFC's Customers. The initial transfer pricing and provisions for future adjustments shall be as provided in Appendix A.

7. INSURANCE: BSMI shall maintain a policy of liability insurance to cover any and all claims arising out of the products there under, or performed pursuant to this agreement and name BSFC and its Franchisees, Dealers and Distributors as additional insured's.

8. WARRANTIES: BSMI shall be the sole warrantor / guarantor of any and all of BSMI's products sold by BSFC. BSMI agrees to indemnify BSFC against any and all claims, causes of action and the like, including attorney's fees and court costs arising from any defects of BSMI products or damages from use of such products.

9. ASSIGNMENTS: None of this Agreement nor any duties or obligations hereunder shall be assignable by BSMI or BSFC without the express prior written consent of the non- assigning party. Such express prior written consent shall not be unreasonably withheld. In the event of an assignment deemed agreeable, the assignee shall agree in writing to assume, perform and be bound by the terms of this Agreement before said assignee shall commence any work or perform any duties pursuant to this Agreement.

10. SUCCESSORS IN INTEREST: Subject to the provisions regarding assignment, this Agreement shall be binding upon and ensure benefit of the respective parties hereto, and their heirs, executors, administrators, personal representatives, assigns and successors in interest.


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11.  ATTORNEY'S  FEES:  If any action,  at law or in equity is brought by either party hereto against the other party hereto, or the Franchisees, Dealer Agents, Agents, Independent Contractors or Employees to enforce or interpret any of the provisions of this Agreement, and the party bringing the action shall prevail in its action, then the party bringing the action shall be entitled to its' reasonable attorney fees, plus any other relief that may be available to the party bringing the action or awarded by any court.

12. AMENDMENTS: This Agreement may be amended only by mutual agreement of the parties hereto, and only if said amendment is made in writing, executed with the same formality as this Agreement and said amendment is attached to this Agreement and incorporated herein by reference.

13. GOVERNING LAW: The validity of this Agreement and any of its terms or provisions, as well as the rights and duties of the parties to this Agreement shall be governed in accordance with the laws of the State of Mississippi.

14. LEGAL CONSTRUCTION: In case any one or more of the provisions contained in this Agreement shall, for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceable shall not effect any other provisions of this Agreement. This Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained in it.

15. WAIVER: The waiver by either party, or any breach of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision of this Agreement. Failure or delay by either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless specified waived in writing.

16. MERGER: This Agreement contains the entire and complete Agreement of the parties as to the within subject matter. All prior agreements between the parties, whether oral or in writing, as to the within subject matter are hereafter specifically null and void, and shall be invalid and without binding effect.




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17. THIS agreement may be executed in any number of counterparts,  each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Bio Solutions Manufacturing, Inc.



BY /s/ Dr. Krish V. Reddy
---------------------------------------------------
         Dr. Krish V. Reddy, President




BIO SOLUTIONS FRANCHISE CORP



BY /s/Wayne Wade
---------------------------------------------------
         Wayne Wade, President







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                                   APPENDIX A-
                                BSFC/BSMI PRICING

     It is agreed between the parties as follows:

1. Gross profits on the sale of all BSMI products shall be shared equally-BSMI 50%; and, BSFC-50%. Gross profit is defined as the difference between the "Base Cost" and "BSFC Sales Price."

2. BSFC Sales Price is defined as the price at which BSFC sells to any third party and collects payment from any third party, including but not limited to, all wholesale or retail sales, to franchisees or distributors, and whether domestic or international sales. The parties understand and agree that the price from BSMI to BSFC for the same product or products may vary and such prices will be set by BSFC in its sole discretion as long as there is a gross profit.

3. Base Cost is defined as the actual cost of ingredients for the product plus an overhead allowance for BSMI to be set at a minimum of 20% and not to exceed 100%, based on actual overhead expenses incurred and experienced by BSMI. Additionally, there shall be an overhead allowance for BSFC that shall be deemed to be one-half of the amount allocated for overhead for BSMI. Overhead for BSMI shall be divided among the various products based on percentage of sales during the preceding full calendar year. For example, if a product represented 15% of sales then 15% of the overhead will be allocated to that product, subject to the overhead allocation minimum of 20% and maximum of 100%. Prices for future products and/or changes to existing products shall be set based on this formula. Should this formula prove to be unbalanced and unfair to either company at the fiscal year end- June 30, 2005, a new formula will be negotiated.

4. Base  Manufacturing  Cost shall be calculated  annually based on the audit of
BSMI and adjustments in Base Manufacturing Cost made accordingly. Any overcharges by BSMI shall be repaid to BSFC within 30 days of the completion of the audit. During the first fiscal year of this agreement, as determined by BSMI's fiscal year end, the prices set forth below have been mutually agreed upon according to the above stated formula;

Product                                     Transfer Price

BP-710                                      $15.95
BP-310                                      $17.98
BP-910                                      $11.04
Bio Catalyst                                $13.27
Bio Care G                                  $ 9.42
Floor Soap                                  $ 2.29
Hood & Stack                                $20.52
Wheels                                      $20.52
DePlugger                                   $ 9.45
Lift Station Extract                        $ 7.54
Buffer                                      $ 2.88
BP-101                                      $ 6.77
BP-102                                      $20.83
Bio Care H2S                                $ 5.53



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